EXHIBIT 99.1

PRESS RELEASE
CTI Biopharma Corp. discloses expected effective date of the merger and MTA delisting, subject to shareholder approval at the shareholders’ meeting
Seattle, Washington, US, 18 January 2018

Following its press release of 27 November 2017, CTI Biopharma Corp., a Washington corporation (the “Company”) announced that, should the merger be approved by shareholders at the 24 January 2018 special meeting of shareholders to be held at 10 a.m. Pacific Standard Time (i.e. 7 p.m. Central European Time), the Company would file the certificate of merger with the Delaware Secretary of State and the articles of merger with the Washington Secretary of State within the day of 24 January 2018 Pacific Standard Time (the “Effective Date”).
As of the Effective Date and subject to the conditions indicated above, the merger of the Company with and into its wholly-owned Delaware subsidiary named CTI Biopharma Corp. will be valid and effective pursuant to section 252(c) of the Delaware General Corporation Law and starting from 25 January 2018 Central European Time the common stock of the Company (CUSIP number 12648L601 and ISIN code US12648L6011) will be delisted from the MTA.
CTI Biopharma Corp., a Delaware corporation, common stock (CUSIP number 12648L601) will be listed on Nasdaq as from the Effective Date. As anticipated, CTI Biopharma Corp., a Delaware corporation, will not request a secondary listing on the MTA.
If the Company’s shares are delisted from the MTA, Italian shareholders wishing to do so may purchase or sell their shares of common stock of CTI Biopharma Corp., a Delaware corporation, on Nasdaq through intermediaries that are qualified to operate on that market. Italian shareholders should consult their financial or tax advisors in order to assess the related implications.
On 24 January 2018, the Company will announce the results of the shareholders’ meeting and, in the event of approval of the merger, the completion of the filing of the certificate of merger with the Delaware Secretary of State and the filing of the articles of merger with the Washington Secretary of State and the effectiveness of the merger and the delisting from the MTA.
CTI BioPharma Contact:
David Kirske
+1 206-272-4004
dkirske@ctibiopharma.com